EXHIBIT 7.1


                              September, 1993


Mr. James D. Harris
Chief Executive Officer
The Britt Group
Post Office Box 51969
Durham, NC 27717

Re:   GameTek, Inc. Stock Option

Dear Jim:

          I want to set out the specific terms of the option which I have previously granted to you to purchase shares in Gabco, Inc., now GameTek, Inc. That option was previously described in my letter to you of June, 1993. I have granted to you the right to purchase up to fifty thousand (50,000) shares of GameTek, Inc. stock currently held by me. This option may be exercised by you in whole or in part at any time after January 1, 1994 and prior to May 31, 2003, at a price of ONE AND NO/100 ($1.00) DOLLAR per share of GameTek, Inc. stock. If GameTek, Inc. is combined with or merged into another corporation, the option would be converted into an option to acquire the corresponding interest in the surviving corporation. If the shares of GameTek, Inc. or any successor or surviving corporation are adjusted by stock split, stock dividend, recapitalization or other similar event, your option will be correspondingly adjusted so that you would be allowed to purchase the same proportional interest of my shares in the surviving or successor corporation, and the per share price of the option would be in the same ratio as the option to purchase GameTek, Inc. stock granted here.

          To the extent that my stock is subject to any restrictions or limitations in connection with the exercise of the voting authority of that stock or transfer of that stock and those restrictions or limitations are binding upon any transferee, you acknowledge that the stock which you have received as a result of the exercise of the option granted in this document would be subject to those restrictions and limitations.

                              Very sincerely,


                              s/Bill B. Britt
                              Bill B. Britt